Form 424	Certificate of Amendment
Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: See instructions		Filed in the Office of the Secretary of State of Texas Filing #801468618 11/06/2013 Image Generated Electronically For Web Filing

Entity Information
The filing entity is a: Domestic For-Profit Corporation

The name of the filing entity is: Vantone Realty Corporation

The file number issued to the filing entity by the secretary of state is: 801468618

Amendment to Name
The amendment changes the formation document of the filing entity to change the article or provision that names the entity. The article or provision is amended to read as follows:

The name of the filing entity is:
Vanjia Corporation

A letter of consent, if applicable, is attached.

Statement of Approval
The amendment has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Effectiveness of Filing
A. This document becomes effective when the document is filed by the secretary of state.
B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is:

Execution
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and declares under penalty of perjury that the undersigned is authorized under the Texas Business Organizations Code to execute the filing instrument.
Date: November 6, 2013 Tian Su Hua